Exhibit 19.2

ATYR PHARMA, INC.

SPECIAL TRADING PROCEDURES FOR DESIGNATED INDIVIDUALS

To comply with federal and state securities laws governing insider trading, aTyr Pharma, Inc. (the “Company”) has adopted these Special Trading Procedures for Designated Individuals (“Trading Procedures”) as an addendum to the Company’s Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”). These Trading Procedures are in addition to and supplement the Company’s Insider Trading Policy, which is distributed to all directors, officers and employees of the Company.

A. SCOPE

These Trading Procedures regulate securities trades by all directors, executive officers1 and employees of the Company and certain designated consultants of the Company and its subsidiaries (collectively, these persons are referred to as “Designated Individuals”). Consultants who are designated as Designated Individuals and thus bound by these Trading Procedures shall be notified of their status accordingly by the Company’s Insider Trading Compliance Officer. These Trading Procedures also apply to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

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a Designated Individual’s spouse, child, parent, significant other or other family member, in each case, living in the same household;
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all trusts, family partnerships and other types of entities formed for the benefit of the Designated Individual or the Designated Individual’s family members over which the Designated Individual has the ability to influence or direct investment decisions concerning securities;
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all persons who execute trades on behalf of the Designated Individual; and
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all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which the Designated Individual has the ability to influence or direct investment decisions concerning securities; provided, however, that these Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and the Designated Individual has included such entity on the Designated Individual’s signed acknowledgment in the attached form, and to the extent such entity requests the Company to review its Rule 10b5-1 Plan (as defined herein), the Insider Trading Compliance Officer shall approve such plan to the extent is satisfies the requirements of Rule 10b5-1.

1 The term “executive officers” refers to those officers subject to Section 16 of the Securities Exchange Act of 1934, as amended.

Designated Individuals are responsible for ensuring compliance with these Trading Procedures and the Insider Trading Policy by all of their Affiliated Persons. Unless the context otherwise requires, references to “Designated Individuals” in these Trading Procedures refer collectively to Designated Individuals and their Affiliated Persons.

These Trading Procedures apply to any and all transactions in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

The special trading restrictions set forth in these Trading Procedures continue to apply to Designated Individuals following the termination of any such Designated Individual’s service to or employment with the Company until any material, nonpublic information possessed by such Designated Individual has become public or is no longer material.

B. SPECIAL TRADING RESTRICTIONS APPLICABLE TO DESIGNATED INDIVIDUALS

Please see the Insider Trading Policy for a description of prohibited activities applicable to all directors, officers and employees of the Company, including Designated Individuals. In particular, no Designated Individual may trade in any type of securities of the Company if such Designated Individual is in possession of material, nonpublic information about the Company, unless the trade has been effected in compliance with a pre-approved Rule 10b5-1 Plan.

Please see the Insider Trading Policy for a discussion of what constitutes “insider trading” as well as “material” and “nonpublic” information. Any Designated Individuals who are unsure whether the information that they possess is material or nonpublic should consult the Insider Trading Compliance Officer identified below for guidance.

In addition to the restrictions on trading in Company securities set forth in the Insider Trading Policy, Designated Individuals are subject to the following special trading restrictions:

1. All Trades Must be Pre-Cleared by the Insider Trading Compliance Officer.

No Designated Individual may trade in Company securities unless the trade has been approved by the Insider Trading Compliance Officer in accordance with the procedures set forth below. The Company has designated its General Counsel as its insider trading compliance officer (the “Insider Trading Compliance Officer”). The Insider Trading Compliance Officer will review and either approve or prohibit all proposed trades by Designated Individuals in accordance with the procedures set forth in Section C below. The Insider Trading Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his or her own trades from the Company’s Chief Financial Officer. If you are unable to contact the Insider Trading Compliance Officer, or if you do not feel you can discuss the matter with the Insider Trading Compliance Officer, you may contact the Company’s Chief Financial Officer who shall be the alternate Insider Trading Compliance Officer (the Insider Trading Compliance Officer

and the alternate Insider Trading Compliance Officer are collectively referred to as the “Insider Trading Compliance Officer” in these Trading Procedures).

2. No Trading During Special Blackout Windows.

There are times when the Company or certain members of its Board of Directors or senior management or support staff may be aware of a material, nonpublic development. Although a Designated Individual may not know the specifics of such development, if a Designated Individual engages in a trade before such development is disclosed to the public or resolved, such Designated Individual and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by a Designated Individual during such a period could result in adverse publicity for the Company.

Therefore, Designated Individuals may not trade in Company securities if the trading window is closed because of the existence of a material, nonpublic development. Such trading blackout could also extend to Company-wide participation in any Company employee stock purchase plan. While the Insider Trading Compliance Officer will undertake reasonable efforts to notify the Designated Individuals that material, nonpublic events have developed, or are soon likely to develop, it is each Designated Individual’s individual duty to ensure that they do not make any trade in Company securities when material, nonpublic information exists, regardless of whether such Designated Individual is aware of such development.

3. No Short Sales.

No Designated Individual may at any time sell any securities of the Company that are not owned by such Designated Individual at the time of the sale (a “short sale”).

4. No Purchases or Sales of Derivative Securities or Hedging Transactions Without Pre-Approval.

No Designated Individual may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time unless such transaction has been approved by the Insider Trading Compliance Officer. Any request for approval of such a derivative transaction by a Designated Individual must be submitted to the Insider Trading Compliance Officer in writing at least two (2) weeks prior to the proposed execution of documents evidencing the transaction. Any such request submitted by a Designated Individual will be considered by the Insider Trading Compliance Officer on a case-by-case basis and, if permitted, shall be subject to all of the other restrictions on trading in the Company’s securities set forth in these Trading Procedures.

5. No Company Securities Subject to Margin Calls.

No Designated Individual may use the Company’s securities as collateral in a margin account.

6. No Pledges Without Pre-Approval.

No Designated Individual may pledge Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Insider Trading Compliance Officer. Any request for approval of such a pledge by a Designated Individual must be submitted to the Insider Trading Compliance Officer in writing at least two (2) weeks prior to the proposed execution of documents evidencing the proposed pledge. Any such request submitted by a Designated Individual will be considered by the Insider Trading Compliance Officer on a case-by-case basis and, if permitted, shall be subject to all of the other restrictions on trading in the Company’s securities set forth in these Trading Procedures.

7. Gifts Subject to Same Restrictions as All Other Securities Trades.

No Designated Individual may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Designated Individual is not permitted to trade.

C. PRE-CLEARANCE PROCEDURES

Procedures. No Designated Individual may trade in Company securities until:

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The Designated Individual has notified the Insider Trading Compliance Officer of the proposed trade(s) using the Stock Transaction Request form attached to these Trading Procedures or such other form deemed appropriate by the Insider Trading Compliance Officer. In order to provide adequate time for the preparation of any required reports under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a Stock Transaction Request form should, if practicable, be received by the Insider Trading Compliance Officer at least two (2) business days prior to the intended trade date;
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The Designated Individual has certified to the Insider Trading Compliance Officer in writing prior to the proposed trade(s) that the Designated Individual is not in possession of material, nonpublic information concerning the Company;
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If the Designated Individual is a director or executive officer of the Company, the Designated Individual has informed the Insider Trading Compliance Officer whether, to the Designated Individual’s best knowledge, (a) the Designated Individual has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
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The Insider Trading Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.

The Insider Trading Compliance Officer does not assume the responsibility for, and approval from the Insider Trading Compliance Officer does not protect the Designated Individual from, the consequences of prohibited insider trading.

Additional Information. Designated Individuals shall provide to the Insider Trading Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Insider Trading Compliance Officer.

No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Insider Trading Compliance Officer to approve any trade requested by a Designated Individual. The Insider Trading Compliance Officer may reject any trading request at his or her sole reasonable discretion. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the Insider Trading Compliance Officer may determine not to approve any transactions in the Company’s securities. If a Designated Individual requests clearance to trade in the Company’s securities during the pendency of such an event, the Insider Trading Compliance Officer may reject the trading request without disclosing the reason.

Completion of Trades. After receiving written clearance to engage in a trade signed by the Insider Trading Compliance Officer, a Designated Individual must complete the proposed trade within (i) two (2) business days for Section 16 officers and directors or three (3) business days for all other Designated Individuals or (ii) make a new trading request.

Post-Trade Reporting. Any transactions in the Company’s securities by a Designated Individual who is a director or executive officer (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Insider Trading Compliance Officer by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to these Trading Procedures on the same day in which such a transaction occurs. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

Each report a Designated Individual who is a director or executive officer makes to the Insider Trading Compliance Officer should include the date of the transaction, quantity of shares, price for each share, broker-dealer through which the transaction was effected and whether the trade was effected pursuant to a Rule 10b5-1 Plan. This reporting requirement may be satisfied by sending (or having such Designated Individual’s broker send) duplicate confirmations of trades to the Insider Trading Compliance Officer if such information is received by the Insider Trading Compliance Officer on or before the required date. This requirement is in addition to any required notification that the Company receives from the broker who completes the trade.

D. EXEMPTIONS

Pre-Approved Rule 10b5-1 Plan. Transactions effected pursuant to a pre-approved Rule 10b5-1 Plan will not be subject to the Company’s blackout periods or pre-clearance procedures. The Company’s directors and executive officers are highly encouraged to effect transactions pursuant to a pre-approved Rule 10b5-1 Plan. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Designated Individuals to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information. If a Designated Individual intends to trade pursuant to a Rule 10b5-1 Plan, such plan must satisfy the requirements set forth in the Company’s Rule 10b5-1 Trading Plan Guidelines in effect from time to time.

The Insider Trading Compliance Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1. In determining whether to approve a Rule 10b5-1 Plan, the Insider Trading Compliance Officer may also, in furtherance of the objectives expressed in the Insider Trading Policy, impose criteria in addition to those set forth in Rule 10b5-1. The Insider Trading Compliance Officer may consult with the Company’s legal counsel before approving a Rule 10b5-1 Plan. If the Insider Trading Compliance Officer does not approve a Designated Individual’s Rule 10b5-1 Plan, such Designated Individual must adhere to the pre-clearance procedures and trading windows set forth above until such time as a Rule 10b5-1 Plan is approved.

Employee Benefit Plans.

1. Exercise of Stock Options and Warrants. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the exercise of an option or warrant to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option or warrant to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Designated Individuals who are directors or executive officers must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option or warrant to purchase Company securities are subject to all of the requirements of these Trading Procedures and the Insider Trading Policy. Moreover, these Trading Procedures apply to the use of outstanding Company securities to constitute part or all of the exercise price of an option or warrant, any net option or warrant exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option or warrant, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or warrant.

2. Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Designated Individual in compliance with these Trading Procedures and the 10b5-1 Trading Plan Guidelines, if applicable.

3. Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to elections to participate in any Company employee stock purchase plan, or periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under any employee stock purchase plan. However, any cash contributions to such plan (other than through periodic wage withholding) and any sale of securities acquired under such plan are subject to the prohibitions and restrictions of these Trading Procedures. In addition, the Company has the right to impose a Company-wide blackout period that could restrict all participation in any employee stock purchase plan.

E. WAIVERS

A waiver of any provision of these Trading Procedures in a specific instance may be authorized in writing by the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.

F. ACKNOWLEDGMENT

In addition to the Company’s Insider Trading Policy and the Company’s 10b5-1 Trading Plan Guidelines then in effect, these Trading Procedures will be delivered to all current Designated Individuals and to all new Designated Individuals at the start of their employment or relationship with the Company. Upon first receiving a copy of these Trading Procedures, each Designated Individual must acknowledge that he or she has received a copy and agrees to comply with the terms of these Trading Procedures, the Insider Trading Policy and the Company’s 10b5-1 Trading Plan Guidelines in effect from time to time. Such Designated Individual shall return the acknowledgment attached hereto within two (2) business days of receipt to:

Insider Trading Compliance Officer

c/o aTyr Pharma, Inc.

10240 Sorrento Valley Road, Suite 300

San Diego, CA 92121

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy, these Trading Procedures and the Company’s 10b5-1 Trading Plan Guidelines, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance, provided, however, that each Designated Individual shall be deemed to have received, be bound by and agree to comply with the Trading Procedures when such Designated Individual is notified of their status as a Designated Individual and such Trading Procedures have been delivered to such Designated Individual.

Designated Individuals will be required upon the Company’s request to re-acknowledge and agree to comply with these Trading Procedures, the Insider Trading Policy and the Company’s 10b5-1 Trading Plan Guidelines (including any amendments or modifications). For such purpose, a Designated Individual will be deemed to have acknowledged and agreed to comply with these

Trading Procedures, the Insider Trading Policy and the Company’s 10b5-1 Trading Plan Guidelines when copies of such items have been delivered to the Designated Individual by regular or electronic mail (or other delivery option used by the Company) by the Insider Trading Compliance Officer or his or her designee, unless the Designated Individual objects in a written statement received by the Insider Trading Compliance Officer within two (2) business days of such delivery.

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Failure to observe these Trading Procedures, the Insider Trading Policy or the Company’s 10b5-1 Trading Plan Guidelines as in effect from time to time could lead to significant legal problems, and could have other serious consequences, including termination of employment. Questions regarding these Trading Procedures, the Insider Trading Policy and the Company’s 10b5-1 Trading Plan Guidelines are encouraged and may be directed to the Insider Trading Compliance Officer.

Adopted by the Board of Directors on: April 25, 2015 and updated as of October 28, 2015, November 4, 2021 and September 25, 2024.

Effective on: May 6, 2015.

ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) the Special Trading Procedures for Designated Individuals (the “Trading Procedures”) and the 10b5-1 Trading Plan Guidelines (the “10b5-1 Trading Plan Guidelines”) of aTyr Pharma, Inc. (the “Company”), each as in effect from time to time. I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures by all of my “Affiliated Persons” (including any such persons listed below). I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, the Trading Procedures or the 10b5-1 Trading Plan Guidelines, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy, the Trading Procedures or the 10b5-1 Trading Plan Guidelines.

Date:	Signature:

Name:

Title:

The following section only applies to an entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership):

I hereby designate the following investment funds and partnerships as entities for which the Trading Procedures shall not apply:___________________________________________ ____________________________________________________________________________. I hereby represent to the Company that such entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

Initials: _____________

Pursuant to aTyr Pharma Inc.’s Special Trading Procedures for Designated Individuals (the “Trading Procedures”), I hereby notify aTyr Pharma, Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION Designated Individual’s Name: _________________________________________

INTENT TO PURCHASE Number of shares: __________________________ Intended trade date: __________________________
Means of acquiring shares:	☐	Acquisition through employee benefit plan (please specify): _____________________________
	☐	Purchase through a broker on the open market
	☐	Other (please specify): ___________________________________________________________

INTENT TO SELL Number of shares: __________________________ Intended trade date: __________________________
Means of selling shares:	☐	Sale through employee benefit plan (please specify): _____________________________
	☐	Sale through a broker on the open market
	☐	Sale through a Rule 10b5-1 Plan (as defined in the Special Trading Procedures for Designated Individuals)
	☐	Other (please specify): ___________________________________________________________

CERTIFICATION

I hereby certify that (1) I am not in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Statement of Company Policy on Insider Trading and Disclosure, (2) to the best of my knowledge, the proposed trade(s) listed above does not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 under the Securities Act of 1933, as amended, and (3) I am not purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination.

Designated Individual’s Signature	Date

AUTHORIZED APPROVAL
Signature of Compliance Officer (or designee)	Date

CONFIRMATION OF TRANSACTION I hereby confirm that the transaction(s) requested above was (were) executed as follows:
☐	Purchase of shares: *Number of shares:	_______	Price per share:	_______	Date and approximate time of purchase:	_______
☐	Sale of shares: *Number of shares:	_______	Price per share:	_______	Date and approximate time of sale:	_______

	Designated Individual’s Signature				Date

Signature Date

*NOTE: Multiple lots must be listed on separate forms or broken out herein.